EXHIBIT 10.3

POCKET SHOT, INC.

AND

PS VENTURES, INC.

 LICENSE AGREEMENT

Pocket Shot Energy®

THIS AMENDED AND RESTATED AGREEMENT, is made and entered into this __ day of ________________, 2015, between Pocket Shot, Inc. a Colorado corporation with its principal office at 32573 Inverness Drive, Evergreen Colorado 80439 ("Licensor"), and PS VENTURES, Inc., a Colorado corporation with its principal office at __________________________, Arvada, Colorado 80___ (the "Licensee").

RECITALS

A.        Licensor and Licensee have heretofore entered into a license agreement dated _______________________ (the "Original License") for the trademark Pocket Shot Energy® (the "Trademark").

B.         The Original  License was entered into when the Licensor had applied for registration of the Mark, and the Mark has since been registered with the United States Office of Patents and Trademarks.

C.        The parties desire to amend certain provisions of the Original License and to amend and restate the Original License.

NOW, THEREFORE, the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby amend and restate the Original License to read as follows:

1.                  Definitions. For purposes of this Agreement the following definitions shall apply:

(a)                "Royalties" means royalties payable to Licensor by the Licensee under this Agreement as a result of sales of the Licensed Products by the Licensee.

(b)               "Advertising Materials" means all advertising and promotional materials and all packaging, wrapping, and labeling materials for the Licensed Products (including, by way of illustration but not limitation, catalogs, trade advertisements, television advertisements, flyers, sales sheets, labels, package inserts, hangtags, displays, and materials designed for dissemination via the Internet or any other electronic form of dissemination) which are produced by or for the Licensee and which make use of any of the Trademark.

(c)                "Licensed Products" means an energy drink enhanced with vitamins, [Please provide details on what additional items are desired?] minerals, nutrients and caffeine and contained in a stand up plastic pouch approved by Licensor that conforms to the specifications for ingredients and the dimensions and appearance of the plastic pouch set forth on the attached Exhibit B. Or any other nutritional drink that is non-alcoholic

(d)               "Net Sales Price" means the Licensee's invoiced net, direct, or retail billing price to its customers or distributors for the Licensed Products, less returns for damaged goods, which shall not exceed 5% of the Licensee's total gross sales of the Licensed Products in any quarterly accounting period.

(e)                "Territory" means the world.

(f)                 "Trademark" means Pocket Shot Energy®, a registered trademark held by Pocket Shot, Inc.

2.                  Grant of License; Restrictions on Grant of License.

(a)                Grant of License. Licensor grants to the Licensee, upon the terms and conditions set forth in this Agreement, the exclusive right and license to use the Trademark in connection with the manufacture, distribution, sale, and advertising of the Licensed Products in the Territory. Simultaneously herewith, Licensee has issued to Licensor 200,000 shares of Licensee's common stock.

(b)               Period of Agreement. The period of this Agreement shall commence on the date hereof and be perpetual as long as the patents and copyrights are in good standing and at least minimum royalties are being made, (b) such date as this Agreement shall terminate as set forth in Section 6 of this Agreement or (c) on such dates as a party shall terminate this Agreement as set forth in Section K (1) of Exhibit A of this Agreement. Provided that Licensee is in full compliance with the provisions of this Agreement, Licensee shall be entitled to renew the term of this Agreement for successive seven year periods by giving at least 45 days advance written notice of its election to so renew this Agreement prior to the end of the then applicable term.

(c)                Royalties. In consideration for the rights granted to it under this Agreement, the Licensee agrees to pay Licensor a percentage royalty as follows:

                        1) 7% of the Net Sales Price on all sales of the Licensed Products by the Licensee to its customers or distributors up to the first 3 million in annual sales

                        2)  5% royalty on all sales greater than 3 million in any annual sales cycle and less than 7 million in annual sales

                        3) 3% royalty on all sales greater than 7 million in any annual sales cycle and less than 10 million in annual sales

                        4) 1.5% royalty on all sales greater than 10 million in any annual sales with no limit.

All royalty computations shall be made on the basis of the Net Sales Price charged by the Licensee, or, if the Licensee sells a Licensed Product to a subsidiary or other party controlled by the Licensee, on the basis of the Net Sales Price for such Licensed Product charged by such subsidiary or controlled party on resale of the Licensed Product.

(d)               Marketing Plans. On execution of this Agreement, and on or before each November 1 during the term of this Agreement, the Licensee shall provide Licensor with a written marketing plan with respect to the Licensed Products. Each such marketing plan shall include a marketing timetable, sales projections, channels and methods of distribution, nature and amount of advertising and advertising expenditures, and any other information which Licensor reasonably may ask the Licensee to include. Each marketing plan shall contain specific information for the one-year period immediately succeeding its submission and general estimates or projections for subsequent periods during which this Agreement remains in effect.

3.                  Marketing Commitments; Efforts to Sell Licensed Products; Advertising Commitment.

(a)                Intentionally left blank.

(b)               Good Faith Effort to Exploit Rights. If within six months of the execution of this Agreement the Licensee has failed to take any good faith steps to exploit the rights granted to it by commencing to manufacture and sell the Licensed Product), Licensor shall have the right to terminate this Agreement immediately by giving written notice of termination to the Licensee.

(c)                Marketing Commitments. If within six months of the execution of this Agreement the Licensee has failed to make the Licensed Products generally available to wholesale customers in the Territory, Licensor shall have the right to terminate this Agreement by providing the Licensee with written notice of termination. If within twelve months of the execution of this Agreement, the Licensed Products are not generally available to retail customers in the Territory, Licensor shall have the right to terminate this Agreement by providing the Licensee with written notice of termination.

(d)               General Obligation as to Manufacture and Sale of Licensed Products. The Licensee agrees to manufacture the Licensed Products at the Licensee's own expense in sufficient quantities to meet the reasonably anticipated demand. The Licensee also agrees to exercise reasonable efforts to advertise and promote the Licensed Products at its own expense and to use its best efforts to sell the Licensed Products in the Territory.

(e)                Licensor Right to Eliminate Country from Territory. If after the first anniversary of the date of this Agreement, the Licensee is not making regular sales of more than a nominal nature of any of the Licensed Products in a state within the Territory, as determined by Licensor, Licensor shall have the right, upon giving 120 days prior written notice to the Licensee and the failure of the Licensee to commence regular sales of more than $5,000 per month in the USA within 120 days after receipt of such notice, to terminate the Licensee's rights for all Licensed Products for such state.

(f)                 Advertising Commitment. The Licensee agrees to spend during each one-year period this Agreement remains in effect, on advertising and promotion relating solely to Licensed Products bearing the Trademark, an amount equal to 5% of the Net Sales Price of all Licensed Products sold during such period.

(g)                Minimum Royalty. Commencing with the calendar quarter ending December 31st  2015, Licensor may terminate this Agreement if Licensee fails for that calendar quarter and each succeeding calendar quarter (i) to realize sales of the Licensed Products sufficient to generate a royalty of at least $5,000 and (ii) to pay Licensor a minimum royalty of at least $5,000; provided, however, that for the first three calendar quarters ending after the date of this agreement, if sales are insufficient to generate such minimum royalty, Licensee may continue this License in effect by paying to Licensor such minimum royalty.  Thereafter, sales must be sufficient to generate the minimum royalty or Licensor may terminate this Agreement.

4.                  Miscellaneous.

(a)                Restriction on Assignments. Without the prior written consent of Licensor, the Licensee shall not directly or indirectly assign, transfer, sublicense, or encumber any of its rights under this Agreement. The foregoing provision shall apply to transfers of ownership interests in the Licensee (including the stock of the Licensee) which would result in a change in control of the Licensee. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Licensor. [(There needs to have exception that once this is in a public company the management of the company will change (meaning a control change) or the company may be bought out by a larger company (another form of control change). We can not have the license of the product restricted because of such changes.)  Since this goes into effect when the reverse merger occurs, no need to consent here to reverse merger.  As to other please give us some proposed language.]

(b)               Parties Not Joint Venturers. Nothing contained in this Agreement shall be construed so as to make the parties partners or joint venturers or to permit the Licensee to bind Licensor to any agreement or purport to act on behalf of Licensor in any respect.

(c)                Modifications of Agreement; Remedies. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

(d)               Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained in this Agreement.

(e)                Notices. All notices to be given under this Agreement (which shall be in writing) shall be given at the respective addresses of the parties as set forth on page 1, unless notification of a change of address is given in writing. The date of mailing shall be deemed to be the date the notice is given.

(f)                 Headings. The paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

(g)                Entire Understanding. Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter. Any and all representations or agreements by any agent or representative of either party to the contrary shall be of no effect.  No amendment, modification or change to this Agreement shall be effective unless it is in writing and signed by both parties.

(h)                Choice of Law. This Agreement shall be construed and governed in accordance with the laws of the State of Colorado, regardless of the place or places of its physical execution and performance.

(i)                  Jurisdiction; No Injunctive Relief. Any actions brought by either party based on or arising out of this Agreement shall be brought exclusively in the United States District Court for the District of Colorado, or in a state court located in said district. The Licensee acknowledges that no breach of this Agreement by Licensor will result in irreparable harm to the Licensee, and that the Licensee will be adequately compensated by monetary damages for any breach of this Agreement by Licensor.

(j)                 Standard Terms and Conditions. Exhibit A attached hereto contains Standard Terms and Condition which are incorporated herein by reference.

(k)               Counterparts. This Agreement may be signed and executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement. A facsimile signature or a copy of this Agreement delivered in "pdf" format shall be deemed an original for purposes of evidencing execution of this Agreement.

[We don't consider a force majeure clause to be appropriate.  If you think your ability to perform the manufacturing and sales commitments may be subject to some problem, please advise what that is and propose an extension if that should occur,  But we do not consider appropriate a general "beyond our control" standard.

[We are not enamored with arbitration, particularly where the arbitration clause basically requires that all court procedures be followed]

(l)                  Licensor's Representations and Warranties.

(i)                  Authority and Enforceability.  Licensor has the right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by Licensor which are necessary to authorize the execution, delivery and performance of this Agreement; and upon being duly executed this Agreement constitutes a legal, valid and binding agreement of Licensor and is enforceable against it in accordance with its terms.

(ii)                Compliance with the Law and Other Instruments.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Articles of Organization or Operating Agreement of Licensor, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body or court, or any indenture, mortgage, deed of trust or other agreement or instrument to which Licensor is a party or by which it is bound.

(iii)               Intellectual Property Rights.  To Licensor's knowledge, the trademarks are not subject to any encumbrance, lien or claim of ownership of any Third Party.  The manufacture, use or sale of  the Licensed Products and trademarks will not infringe any intellectual property rights of any Third Party.  Licensor has not licensed the Licensed Products or trademarks to any Third Party.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

POCKET SHOT, INC.

By______________________________

Jarrold R. Bachmann, President

PS VENTURES, INC.

By______________________________

, President

EXHIBIT A

STANDARD TERMS AND CONDITIONS

SECTION A.   QUALITY CONTROLS AND APPROVAL PROCEDURES FOR LICENSED PRODUCTS AND ADVERTISING MATERIALS.

1.                  Warranty of Quality. The Licensee warrants that the Licensed Products will be of very good quality in design, material, and workmanship and suitable for their intended purpose; that no injurious, deleterious, or toxic substances will be used in or on the Licensed Products; that the Licensed Products will not cause harm when used as instructed and with ordinary care for their intended purpose; that the Licensed Products will be manufactured, tested, sold, and distributed in strict compliance with all applicable laws and regulations (including, but not limited to, local labor laws); and that neither the Licensee nor any manufacturers used by the Licensee use or will condone the use of child labor or sweatshop practices.

2.                  Approval Procedures for Licensed Products and Advertising Materials; Approval Standards; Time for Approval by Licensor.

(a)                General. The Licensee shall comply with all reasonable procedures which Licensor may from time to time adopt regarding its approval of Licensed Products and Advertising Materials which the Licensee proposes to manufacture, sell, or use under this Agreement. These approval procedures shall be implemented using prescribed forms to be supplied to the Licensee by Licensor, and shall incorporate the basic approval requirements and steps outlined in the following sections. The Licensee agrees to retain all materials relating to approvals in its files while this Agreement remains in effect and for one year thereafter.

(b)               Approval of Licensed Products. With respect to each different Licensed Product which the Licensee proposes to manufacture and sell under this Agreement, the Licensee shall submit to Licensor for its review and approval the following materials in the order stated:  (i) a generic sample of the type of Licensed Product in question (that is, a sample of the kind of merchandise article to which the Licensee proposes to add the Trademark in producing the Licensed Product, showing the general quality standard which will be met by the Licensed Product);  (ii) a concept for the proposed Licensed Product, showing by rough artwork and product designs the nature and appearance of the proposed Licensed Product;  (iii) finished artwork for the Licensed Product, showing the exact use of the Trademark on or in connection with the proposed Licensed Product;  (iv) a preproduction prototype sample of the Licensed Product, where appropriate, or a preproduction final sample of the Licensed Product, showing in either case the exact form, finish, and quality the Licensed Product will have when manufactured in production quantities; and   (v) 15 identical production samples of the Licensed Product, to be submitted immediately upon commencement of production. The Licensee shall comply with all of the foregoing approval steps for each Licensed Product, obtaining Licensor's written approval at each step of the procedure, unless by prior written notice from Licensor it is exempted from any such step with respect to a specific Licensed Product. If the Licensee submits to Licensor for approval under this Section A(2)(b) an item which is not contained in the definition of "Licensed Products" set forth in paragraph 1 of this Agreement, and Licensor inadvertently approves such item, such approval shall not be deemed to add such item to said definition; in any such circumstance, the Licensee shall, upon receipt of written notice from Licensor, immediately and permanently cease manufacturing, distributing, selling, and advertising the item in question.

(c)                Approval of Advertising Materials. With respect to each different item of Advertising Material which the Licensee (or any party acting on its behalf) proposes to produce and use under this Agreement, the Licensee shall submit to Licensor for its review and approval the following materials, in the order stated:  (i) proposed written copy for the item of Advertising Material, with attached rough art showing how the Trademark will be used in connection with the copy;  (ii) final copy for the item, with finished "lift" art, showing the use of the Trademark;  (iii) finished "mechanicals" for the item; and  (iv) 12 final printed samples of the item, where feasible (as, for example, in the case of labels, hangtags, printed brochures, catalogs, and the like). The Licensee shall comply with all of the foregoing approval steps for each item of Advertising Material, obtaining Licensor's written approval at each step of the procedure, unless by prior written notice from Licensor it is exempted from any such step with respect to a specific item of Advertising Material. Licensor shall have the right, in its discretion, to disapprove, on the basis of the medium in which it is embodied or contained, any item of Advertising Materials submitted by the Licensee for approval.

(d)               Approval Standards. Licensor shall have the right to disapprove any materials submitted to it under Sections A(2)(b) or A(2)(c) if it determines, in the exercise of its good faith judgment, that the materials in question would impair the value and goodwill associated with the Trademark, or Licensor's licensing program for the Trademark, by reason of (i) their failure to satisfy the general quality standards set forth in Section A(1); (ii) their use of materials which are unethical, immoral, or offensive to good taste or would otherwise cause harm to the image or reputation of the Licensor; (iii) their failure to carry proper trademark notices; or (iv) any other reasonable cause.

(e)                Time for Approval by Licensor. Licensor agrees to use reasonable efforts to notify the Licensee in writing of its approval or disapproval of any materials submitted to it under Sections A(2)(b) and A(2)(c) within 20 business days after its receipt of such materials, and agrees, in the case of its disapproval, to notify the Licensee in writing of its reasons for disapproval.

3.                  Maintenance of Quality of Licensed Products; Inspection of Production Facilities. The Licensee agrees to maintain the quality of each Licensed Product manufactured under this Agreement up to the specifications, quality, and finish of the production sample of such Licensed Product approved by Licensor under Section A(2)(b), and agrees not to change the Licensed Product in any material respect without first submitting to Licensor samples showing such proposed changes and obtaining Licensor's written approval of such samples. From time to time after it has commenced manufacturing the Licensed Products, the Licensee, upon request, shall furnish free of charge to Licensor a reasonable number of random production samples of any Licensed Product specified by Licensor. The Licensee shall also furnish to Licensor upon request the addresses of the production facilities used by the Licensee for manufacturing the Licensed Products, and shall make arrangements for Licensor or its representatives to inspect such production facilities during reasonable business hours.

4.                  Use of Address of Licensor Site; Advertising on Licensor Site; Link to Licensor Site. The Licensee shall place on all Licensed Products and on all Advertising Materials the address of Licensor's web site (the "Licensor Site"), as follows: "www.pocketshot.net". Licensor shall provide the Licensee free of charge with advertising on the Licensor Site.

5.                  Miscellaneous.

(a)                Intentionally left blank.

(b)               Translations. All translations of written material used on or in connection with the Licensed Products or Advertising Materials shall be accurate, and the Licensee, when submitting the Licensed Products and the Advertising Materials for approval, shall provide Licensor with English translations of all such written materials in a language other than English.

(c)                Intentionally left blank.

(d)               Intentionally left blank.

(e)                Intentionally left blank.

(f)                 Intentionally left blank.

(g)                Licensor Right to Purchase Licensed Products. In addition to the random production samples of the Licensed Products to be supplied by the Licensee to Licensor free of charge under Section A(3), Licensor shall be entitled at any time while this Agreement remains in effect to purchase from the Licensee, (i) at the Licensee's most favorable wholesale price, any available quantity of the Licensed Products, which may be resold by Licensor (the Licensee shall pay Licensor the percentage royalty due under paragraph 4 on such Licensed Products); or (ii) at the Licensee's cost of manufacture, plus 10%, any available quantity of the Licensed Products, for use for Licensor's own purposes and not to be resold by Licensor (such Licensed Products shall be royalty-free).

(h)                Intentionally left blank.

(i)                  Intentionally left blank.

(j)                 Licensee Customer Information. If requested by Licensor to do so, the Licensee shall provide Licensor, in a format specified by Licensor, with customer lists, customer demographic information, and any other information relating to all parties purchasing the Licensed Products from the Licensee.

(k)               Provisions on Web Sales and Web Advertising. The Licensee shall have the right to market the Licensed Products to customers in the Territory via the main web site of the Licensee (the "Licensee Site"), subject to the following conditions and limitations:  (i) The Licensee Site shall not in any manner, express or implied, be identified or promoted as an official Licensor web site.  (ii) The Licensee Site shall offer a full range of retail services for the Licensed Products offered on the Licensee Site, including, but not limited to, automated order taking, credit card verification, and customer service.  (iii) Any special promotions on the

Licensee Site with respect to the Licensed Products shall be subject to Licensor's prior written approval, on a case-by- case basis.  (iv) The Licensee shall be entitled to promote the presence of the Licensed Products on the Licensee Site via print, on-line, and other types of Advertising Materials; provided, however, that the use of the Trademark in such Advertising Materials promoting the presence of the Licensed Products on the Licensee Site shall be limited to depictions of the Licensed Products themselves.  (v) The Licensee shall not place on the page or pages of the Licensee Site on which the Licensed Products are offered any advertising for the goods or services of any third party.

(l)                  Sales via Third Party Sites. The Licensee shall have the right to sell the Licensed Products to customers in the Territory that intend to resell the Licensed Products via such third parties' own web sites (the "Third Party Sites"), excluding auction sites and discount sites, subject to the following conditions and limitations:  (i) Licensor shall have the right to revoke at any time the right of the Licensee granted by this Section A(5)(l) by providing the Licensee with written notice of revocation. Any such notice of revocation shall specify an effective date of revocation, which shall be at least 90 days from the date of Licensor's notice.   (ii) The use of the Trademark on the Third Party Sites shall be limited to depictions of the Licensed Products themselves, and the Licensee shall have no right to authorize any other uses of the Trademark on the Third Party Sites.

SECTION B.  RESTRICTIONS ON SALE OF LICENSED PRODUCTS; CONSEQUENCES OF VIOLATION OF RESTRICTIONS.

1.                  Restrictions on Sale of Licensed Products. The Licensed Products shall be sold to the public only in the manner in which merchandise articles of the same general description are customarily merchandised to the public. The Licensee shall not use or sell the Licensed Products as premiums, or distribute the Licensed Products to parties which the Licensee has reason to believe intend to use or sell the Licensed Products as premiums in an amount greater than 10% of the total pouches sold during any calendar year.   Use or sale of the Licensed Products as "premiums," for purposes of the foregoing provisions, shall mean use or sale of the Licensed Products in connection with the following kinds of promotional activities: self-liquidator programs; joint merchandising programs; giveaways; sales incentive programs; door openers; traffic builders; and any other kinds of promotional programs designed to promote the sale of the Licensed Products or other goods or services of the Licensee or a third party.

2.                  Intentionally left blank.

SECTION C.  ROYALTIES; STATEMENTS.

1.                  Computation of Royalties. All royalties due to Licensor shall accrue upon the collection of sales of the Licensed Products, regardless of the time of sale by the Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" as of the date on which such Licensed Product is paid for. If any Licensed Products are consigned to a distributor by the Licensee, the Licensed Products shall be considered "sold" by the Licensee upon the date on which such distributor pays the company its payment for any of the Licensed Products.

2.                  Time of Payment. The Licensee shall pay all royalties owing to Licensor under this Agreement for any calendar month within 30 days following the end of the calendar month in question. All royalty amounts in this Agreement are stated in U.S. Dollars, and all royalty payments shall be made in U.S. Dollars. All royalty statements required to be submitted by the Licensee shall be submitted within 30 days following the end of the calendar month to which they relate and shall accompany the royalty payments made to Licensor. All royalty checks and accounting statements (as required by Section C(5)) shall be sent by the Licensee to the following address: Pocket Shot, LLC 32950 Inverness Drive Evergreen, Colorado 80439. This address can be changed at any time with a 30 day writen notice by the Licensor.

3.                  Intentionally left blank.

4.                  Deductions; Taxes; Remittance Controls.

(a)                Deductions. There shall be no deduction from the royalties owed to Licensor for uncollectible accounts or for taxes, fees, assessments, or other expenses of any kind which may be incurred or paid by the Licensee in connection with: (i) royalty payments to Licensor; (ii) the manufacture, sale, distribution, or advertising of the Licensed Products in the Territory; or (iii) the transfer of funds or royalties or the conversion of any currency into U.S. Dollars. It shall be the Licensee's sole responsibility at its expense to obtain the approval of any foreign authorities; to take whatever steps may be required to effect the payment of funds from abroad; to minimize or eliminate the incidence of foreign taxes, fees, or assessments which may be imposed; to protect its investments in foreign territories; to enable it to commence or continue doing business in any foreign territory; and to comply in any and all respects with all applicable laws and regulations.

(b)               Taxes. Notwithstanding the provisions of the preceding Section C(4)(a), if (i) any country imposes a withholding tax against Licensor, as licensor, with respect to the royalties payable to Licensor by the Licensee on sales of the Licensed Products in such country, (ii) such tax is paid by the Licensee on behalf of Licensor, and (iii) such tax is an income tax as to which a foreign tax credit is allowable to Licensor under Section 901 of the Internal Revenue Code of 1986, as amended, the Licensee may deduct the amount of such withholding tax from the royalties owing to Licensor on the condition that the Licensee furnishes to Licensor such information as Licensor requires to evidence Licensor's right to credit such withholding tax against its federal income tax liability in the United States.

(c)                Remittance Controls. If any payment required to be made to Licensor pursuant to this Agreement cannot be made when due because of exchange controls, and such payment remains unpaid for such reason for 180 days, Licensor may, by written notice to the Licensee, elect either of the following alternative methods of handling such payment: (i) if local currency can be converted legally into currencies other than U.S. Dollars for purposes of foreign remittances, Licensor may elect to receive such payment in any such currency it may specify, and in such case the amount payable in the foreign currency so selected shall be determined by reference to the then applicable rate of exchange most favorable to Licensor; (ii) Licensor may elect to have payment made to it in local currency deposited to the credit of Licensor in a bank account in the foreign country in question designated by Licensor, in which case the Licensee shall furnish to Licensor evidence of such deposit.

5.                  Royalty Statements. The Licensee shall furnish to Licensor, at the same time it makes payment of royalties, a full and complete statement, duly certified by an officer of the Licensee to be true and accurate, showing the number of each stock keeping unit ("sku") of the Licensed Products manufactured during the calendar month in question, the number of each sku of the Licensed Products sold during the calendar month in question (including a separate listing for skus of the Licensed Products sold via the Internet or other electronic sales channels), the total gross sales revenues for each sku of the Licensed Products, an itemization of all allowable deductions, if any, the Net Sales Price for each sku of the Licensed Products sold, the amount of royalties due with respect to such sales, the names of the five customers that purchased the highest wholesale value of the Licensed Products from the Licensee during the calendar month in question along with the wholesale value of the Licensed Products purchased by each such customer, and the amounts expended by the Licensee during such calendar month on advertising and promotion relating solely to Licensed Products bearing the Trademark, as required by paragraph 6, together with such other pertinent information as Licensor may reasonably request from time to time. If the Licensee's accountings for any one-year period reveal that the Licensee has failed to spend on advertising and promotion relating solely to Licensed Products bearing the Trademark the amount required by paragraph 6 of this Agreement, the Licensee will pay Licensor, at the same time it renders its accounting for the final quarter of such one-year period, the difference between the amount required to be spent under paragraph 6 and the amount actually spent. There shall be a breakdown of sales of skus of the Licensed Products by country, and all figures and monetary amounts shall first be stated in the currency in which the sales were actually made. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each currency amount shall be set forth the equivalent amount stated in U.S. Dollars, and the rate of exchange used in making the required conversion calculation. The rate of exchange shall be the actual rate of exchange obtained by the Licensee on the date of payment. Licensor shall have the right, on providing the Licensee with reasonable prior written notice, to modify the elements of the information the Licensee is obligated to provide Licensor in connection with its royalty accounting statements provided to Licensor under this Section C(5).

6.                  Royalty Adjustments. The receipt or acceptance by Licensor of any royalty statements furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payments made, or the fact that Licensor has previously audited the periods covered by such royalty statements, shall not preclude Licensor from questioning their accuracy at any time. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the parties. The Licensee shall pay Licensor interest on a late royalty payment at a rate of 1.5% per month.

SECTION D.  BOOKS OF ACCOUNT AND OTHER RECORDS; AUDITS.

1.                  Retention of Records. While this Agreement remains in effect and for two years thereafter, the Licensee shall keep full and accurate books of account and copies of all documents and other material relating to this Agreement at the Licensee's principal office. Licensor, by its duly authorized agents and representatives, shall have the right on reasonable prior notice to audit such books, documents, and other material, shall have access thereto during ordinary business hours, and shall be at liberty to make copies of such books, documents, and other material.  At Licensor's request, the Licensee shall provide an authorized employee to assist in the examination of the Licensee's records.

2.                  Audits by Licensor. If any audit of the Licensee's books and records reveals that the royalties actually accounted for and paid to Licensor with respect to any period were underpaid by 5% or more, the Licensee shall, in addition to paying Licensor any underpaid royalties, reimburse Licensor for professional fees and direct out-of-pocket expenses incurred in conducting such audit, together with interest on the underpaid royalty amount at a rate of 1.5% per month.

3.                  Failure to Provide Adequate Accountings or Maintain Adequate Records. If the royalty accountings submitted by the Licensee to Licensor under Section C(5) do not contain all information required by the provisions of Section C(5), or if Licensor schedules a review of the Licensee's books and records and finds that the Licensee's books and records cannot be audited, the Licensee shall reimburse Licensor within 15 days of its receipt of notice from Licensor invoking the provisions of this Section D(3), for all costs of such review up to $4,000 with respect to the periods as to which the Licensee has provided inadequate information or Licensor was unable to audit.

SECTION E.  TRADEMARK PROVISIONS.

1.                  Trademark Uses Inure to Licensor's Benefit. All trademark uses of the Trademark by the Licensee shall inure to the benefit of Licensor, which shall own all Trademark and trademark rights created by such uses. The Licensee assigns and transfers to Licensor all Trademark and trademark rights created by such uses of the Trademark, together with the goodwill of the business in connection with which such Trademark are used.

2.                  Trademark Registrations. Licensor shall have the right, but not the obligation, to file in the appropriate offices of countries of the Territory, at the Licensee's expense, trademark applications relating to the use or proposed use by the Licensee of any of the Trademark in connection with the Licensed Products, such filings to be made in the name of Licensor or in the name of any third party selected by Licensor.

3.                  Records Relative to Trademark Uses. The Licensee shall keep appropriate records (including copies of pertinent invoices and correspondence) relating to the dates when each of the Licensed Products is first placed on sale or sold in each country of the Territory, and the dates of first use in each country of each different Trademark on the Licensed Products and Advertising Materials. If requested to do so by Licensor, the Licensee agrees to supply Licensor with samples of the trademark usages in question and other information which will enable Licensor to complete and obtain trademark applications or registrations, or to evaluate or oppose any trademark applications, registrations, or uses of other parties.

4.                  Registered User Laws. As to those countries which require applications to register the Licensee as a registered user of a Trademark or Trademark used on or in connection with the Licensed Products or which require the recordation of this Agreement, the Licensee agrees to execute and deliver to Licensor such documents as may be reasonably necessary and as are furnished by Licensor for such purposes.

5.                  Trademark Notices. The Licensee agrees to affix or to cause its authorized manufacturing sources to affix to the Licensed Products and to the Advertising Materials such trademark notices as may be supplied by Licensor. When one of the Trademarks is used as a trademark for any Licensed Product, the name shall be properly used as a trademark in a larger or bolder type than the Licensed Product, and shall not be used as the generic name of the Licensed Product.

6.                  Restrictions on Uses of Trademark. The Licensee shall not make any trademark usage of any Trademark other than the Trademark POCKET SHOT ENERGY™ without the prior written consent of Licensor. Trademark usage of a Trademark means use of such Trademark as a designation of origin of a Licensed Product.

7.                  No Assertion of Rights. The Licensee shall not, during the period of this Agreement or thereafter, directly or indirectly: (a) assert any interest or property rights in any of the Trademark or any word or phrase confusingly similar with any of the Trademark; or (b) register, attempt to register, or adopt any of the Trademark, or any word or phrase confusingly similar with any of the Trademark, as a trademark, service mark, trade name, corporate name, or Internet domain name; or (c) challenge or deny the validity of the Trademark or Licensor's ownership of the Trademark; or (d) permit or acquiesce in any of the foregoing activities by any of the Licensee's subsidiaries, manufacturers, distributors, shareholders or other owners of an equity interest, or the agents or employees of any of the foregoing, or of the Licensee.

SECTION F.  Intentionally left blank.

SECTION G.  INDEMNIFICATIONS; PRODUCT LIABILITY INSURANCE.

1.                  Licensee's Indemnification. The Licensee agrees to indemnify and hold Licensor harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys' fees but excluding lost profits) (a) made by third parties against Licensor or suffered or incurred by Licensor by reason of or in connection with any act under or in violation of this Agreement by the Licensee, its subsidiaries, manufacturers, distributors, or other persons, or the employees or agents of any of the foregoing or of the Licensee, including, but not limited to, the manufacture, distribution, exploitation, advertising, sale, or use of the Licensed Products by any of them, but excluding any claims based solely upon the use of the Trademark by the Licensee in strict accordance with the terms of this Agreement; or (b) suffered or incurred by Licensor as a result of sales of the Licensed Products outside the Territory by the Licensee or any third party.

2.                  Licensor's Indemnification. Licensor agrees to indemnify and hold the Licensee harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys' fees, but excluding lost profits) made by third parties against the Licensee asserting rights in one or more of the Trademark POCKET SHOT ENERGY and based solely upon the use of the Trademark POCKET SHOT ENERGY by the Licensee in strict accordance with the terms of this Agreement.

3.                  Claims Procedures. With respect to any claims falling within the scope of the foregoing indemnifications: (a) each party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating; (b) each party shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other party; (c) each party shall have the right to participate, at its sole expense, in any suit instituted against it and to approve any attorneys selected by the other party to defend it, which approval shall not be unreasonably withheld or delayed; and (d) a party assuming the defense of a claim or suit against the other party shall not settle such claim or suit without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

4.                  Product Liability Insurance. The Licensee agrees to obtain and maintain during the term of this Agreement, at its own expense, product liability insurance providing protection (at a minimum, in the amount of $1,500,000 per occurrence/$3,000,000 annual aggregate) applicable to any claims, liabilities, damages, costs, or expenses arising out of any defects or alleged defects in the Licensed Products. Such insurance shall include coverage of Licensor, its directors, officers, agents, employees, assignees, and successors. Within 30 days after execution of this Agreement by Licensor, the Licensee shall cause the insurance company issuing such policy to issue a certificate to Licensor, to the attention of Licensor's Contracts Administrator, confirming that such policy has been issued and is in full force and effect and provides coverage of Licensor as required by this Section G(4), and also confirming that before any cancellation, modification, or reduction in coverage of such policy, the insurance company shall give Licensor 30 days prior written notice of such proposed cancellation, modification, or reduction.

SECTION H.  RESERVATION OF RIGHTS.

All rights in and to the Trademark (including premium rights in the Licensed Products) are retained by Licensor for its own use, except for the specific rights which are granted to the Licensee under this Agreement. If Licensor offers to the Licensee the opportunity to participate in a cross-licensing program, under which the Licensee would be entitled to combine the Trademark on the Licensed Products with intellectual property rights held by a third party (such as a professional sports licensing organization), and the Licensee elects not to participate in such program, Licensor shall be entitled to grant to another licensee the right to manufacture, distribute, sell, and advertise the Licensed Products in connection with such cross licensing program.

SECTION I.  INFRINGEMENTS.

When the Licensee learns that a party is making unauthorized uses of the Trademark, the Licensee agrees promptly to give Licensor written notice giving full information with respect to the actions of such party. The Licensee agrees not to make any demands or claims, bring suit, effect any settlements, or take any other action against such party without the prior written consent of Licensor. The Licensee agrees to cooperate with Licensor, at no out-of pocket expense to the Licensee, in connection with any action taken by Licensor to terminate infringements. Licensor shall retain 100% of all net amounts recovered from infringers.

SECTION J.  NO SUBLICENSING; AGREEMENTS WITH MANUFACTURERS.

1.                  No Sublicensing. The Licensee shall not have the right to sublicense any of the rights granted to it under this Agreement. For purposes of this Agreement, "sublicense" means authorizing a third party to use the Trademark in connection with the manufacture, distribution, sale, and advertising, for such third party's own account, of the Licensed Products.

2.                  Manufacturers. The Licensee shall have the right, but only with the prior written approval of Licensor on a case-by-case basis, to arrange with another party to manufacture the Licensed Products or components of the Licensed Products for exclusive sale, use, and distribution by the Licensee. The Licensee agrees to enter into a written agreement with all such manufacturers, and agrees to incorporate into such written agreements all of the provisions, for the protection of the rights of Licensor, which are contained in the form manufacturer agreement which has been prepared by Licensor for such purpose, and which is available from Licensor. The Licensee further agrees to furnish Licensor within 30 days of their execution copies of all agreements with such manufacturers.

3.                  Enforcement of Manufacturer Agreements. The Licensee agrees strictly to enforce against its manufacturers all of the provisions which are required to be included in such agreements for the protection of Licensor, as provided in Section J(2); to advise Licensor of any violations thereof by manufacturers, and of corrective actions taken by the Licensee and the results thereof; and at the request of Licensor to terminate such an agreement with any manufacturer which violates any of such provisions for the protection of Licensor.  If the Licensee fails to exercise such termination rights by giving written notice to the manufacturer in question within 20 days after being requested to do so in writing by Licensor, the Licensee appoints Licensor its irrevocable attorney-in-fact to send a notice of termination in the name of the Licensee to such manufacturer for the purpose of terminating the agreement or any specific rights of the party under such agreement.

SECTION K.  BREACH AND TERMINATION.

1.                  Immediate Right of Termination. Licensor shall have the right to terminate this Agreement immediately, by giving written notice to the Licensee, in any of the following situations: (a) If the Licensee makes, sells, offers for sale, or distributes or uses any Licensed Product or Advertising Material without having the prior written approval of Licensor, as required by Section A, or makes any uses of the Trademark not authorized under this Agreement. (b) If the Licensee fails to make any Royalty payment by the date such payment is required under the provisions of paragraph 4, or if the Licensee fails to submit royalty statements and/or royalty payments to Licensor during the time period specified in Section C(2) and fails to cure such failure within 15 days after notice from Licensor. (c) If the

Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products because of safety, health, or other hazards or risks to the public. (d) If, other than under Title 11 of the United States Code, the Licensee becomes subject to any voluntary or involuntary insolvency, cession, bankruptcy, or similar proceedings, or an assignment for the benefit of creditors is made by the Licensee, or an agreement between the Licensee and its creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of the Licensee, or the assets of the Licensee are liquidated, or any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products and remains undischarged for a period of 30 days. (e) If the Licensee breaches any of the provisions of Section J. (f) If the Licensee breaches any of the provisions of Section L(1).

2.                  Assumption and Rejection Under U.S. Bankruptcy Code. After any order for relief under the Bankruptcy Code is entered against the Licensee, the Licensee must assume or reject this Agreement within 60 days after the order for relief is entered. If the Licensee does not assume this Agreement within such 60-day period, Licensor may, at its sole option, terminate this Agreement immediately by giving written notice to the Licensee, without further liability on the part of Licensor. The Licensee agrees that any payments due Licensor under this Agreement after any order for relief under the Bankruptcy Code is entered against the Licensee shall be entitled to treatment as administrative expenses under Section 503 of the Bankruptcy Code, and shall be immediately paid when due to Licensor, without the need for Licensor to file an application or motion in the Licensee's bankruptcy case for payment of such administrative expenses.

3.                  Curable Breaches. If either party breaches any of the terms and provisions of this Agreement, other than those specified in Section K(1), and the party involved fails to cure the breach within 30 days after receiving written notice by certified or registered mail from the other party specifying the particulars of the breach, the nondefaulting party shall have the right to terminate this Agreement by giving written notice to the defaulting party by registered or certified mail.

4.                  Effect of Termination. Termination of this Agreement under the provisions of this Section K or the provisions set forth elsewhere in this Agreement shall be without prejudice to any rights or claims which Licensor may otherwise have against the Licensee. Upon the termination of this Agreement, all royalties on sales previously made and all Guaranteed Advance Royalty Amount payments that would have been payable by the Licensee following termination shall become immediately due and payable to Licensor. Upon the termination of this Agreement under the provisions of Section K(1)(e) or K(2) of this Agreement, the Licensee, its receivers, trustees, assignees, or other representatives shall have no right to sell, exploit, or in any way deal with the Licensed Products, the Advertising Materials or the Trademark, except with the special written consent and instructions of Licensor.

5.                  Discontinuance of Use of Trademark, Etc. Subject to the provisions of Section K(6), upon the expiration or earlier termination of this Agreement, the Licensee agrees immediately and permanently to discontinue manufacturing, selling, advertising, distributing, and using the Licensed Products and Advertising Materials; immediately and permanently to discontinue using the Trademark; at Licensor's option, immediately to destroy, in the presence of Licensor's designated representative, any films, molds, dies, patterns, or similar items from which the Licensed Products and Advertising Materials were made, where any Trademark is an integral part thereof, or, alternatively, deliver such films, molds, dies, patterns, or similar items to Licensor's designated representative; immediately deliver to Licensor or its designated representative; and immediately to terminate all agreements with manufacturers, distributors, and others which relate to the manufacture, sale, distribution, and use of the Licensed Products. On termination of this Agreement by Licensor for cause, the Licensee shall, at Licensor's option and at the Licensee's expense, either deliver its inventory of the Licensed Products to Licensor or Licensor's designated representative, or destroy its inventory of the Licensed Products and supply Licensor with a notarized certificate of destruction.

6.                  Disposition of Inventory upon Expiration. Notwithstanding the provisions of Section K(5), if this Agreement expires in accordance with its terms, and is not terminated for cause by Licensor, the provisions of this Section K(6) shall apply. If the Licensee delivers to Licensor on or before the date 30 days prior to the expiration of this Agreement a written inventory listing, on a Licensed Product-by-Licensed Product basis, all Licensed Products in the Licensee's possession, custody, or control as of the date of such inventory, the Licensee shall have the non-exclusive right to sell any Licensed Products listed on such inventory for a period of 90 days immediately following such expiration, subject to the payment of royalties to Licensor on any such sales in accordance with the terms of this Agreement. The Licensee shall pay percentage royalties on all Licensed Products sold by the Licensee during said sell-off period. Licensor shall have the right (but not the obligation) to buy any or all of the Licensed Products listed on such inventory at the Licensee's cost of manufacture. The sell-off right granted the Licensee under this Section K(6) shall in no event apply to a quantity of any Licensed Product exceeding 50% of the Licensee's average quarterly unit sales of such Licensed Product during the one-year period immediately preceding the expiration of this Agreement.

SECTION L.  MISCELLANEOUS PROVISIONS.

1.                  Restriction on Assignments. Without the prior written consent of Licensor, the Licensee shall not directly or indirectly assign, transfer, sublicense, or encumber any of its rights under this Agreement. The foregoing provision shall apply to transfers of ownership interests in the Licensee (including the stock of the Licensee) which would result in a change in control of the Licensee. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Licensor.

2.                  Parties Not Joint Ventures. Nothing contained in this Agreement shall be construed so as to make the parties partners or joint ventures or to permit the Licensee to bind Licensor to any agreement or purport to act on behalf of Licensor in any respect.

3.                  Modifications of Agreement; Remedies. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

4.                  Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained in this Agreement.

5.                  Notices. All notices to be given under this Agreement (which shall be in writing) shall be given at the respective addresses of the parties as set forth on page 1, unless notification of a change of address is given in writing. The date of mailing shall be deemed to be the date the notice is given.

6.                  Headings. The paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

7.                  Entire Understanding. This Agreement contains the entire understanding of the parties with respect to its subject matter. Any and all representations or agreements by any agent or representative of either party to the contrary shall be of no effect.

8.                  Choice of Law. This Agreement shall be construed and governed in accordance with the laws of the State of Colorado, regardless of the place or places of its physical execution and performance.

9.                  Jurisdiction; No Injunctive Relief. Any actions brought by either party based on or arising out of this Agreement shall be brought exclusively in the United States District Court for the District of Colorado, or in a state court located in said district. The Licensee acknowledges that no breach of this Agreement by Licensor will result in irreparable harm to the Licensee, and that the Licensee will be adequately compensated by monetary damages for any breach of this Agreement by Licensor.

 EXHIBIT B

INGREDIENT SPECIFICATIONS AND POUCH DESIGN